Exhibit 99.1

Asbury Automotive Group Agrees to Acquire The Herb Chambers Companies

Sale of fourteenth largest private dealership group in the US includes 33 dealerships,
52 franchises, and 3 collision centers in Massachusetts and Rhode Island.
DULUTH, Ga, Feb. 18, 2025 - Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., signed a definitive agreement to acquire various automotive dealerships owned by The Herb Chambers Companies (HCC), the fourteenth largest by revenue privately-owned dealership group in the country. The sale of this flagship New England Region company is one of the most sizable in U.S. auto retail history, representing $2.9 billion in revenue in 2024, and includes 33 dealerships, 52 franchises, and three collision centers. The transaction is subject to customary closing conditions and is expected to close late in the second quarter of 2025. Asbury plans to fund the $1.34 billion purchase price with a combination of credit facility capacity, mortgage proceeds and cash. Herb Chambers, principal of the Herb Chambers Companies, has agreed to assume the post of Special Advisor to Asbury and will retain ownership of Mercedes-Benz of Boston in Somerville, Massachusetts.
“We’re excited to bring Asbury and the Herb Chambers team together. Herb is an icon in Boston, and he has built a world class organization, with a strong reputation for serving his guests and being highly engaged in the communities,” said David Hult, Asbury’s President & CEO. “HCC is a respected brand with a rich history and reputation for having a customer and team member-focused culture, aligning directly with Asbury’s North Star to become the most guest-centric automotive retailer.”
“As I look back on the last 40 years in business, I do so with immense pride, and as I look forward, I will do so with great satisfaction knowing what we built together will be in trusted hands,” shared Herb Chambers, principal of the Herb Chambers Companies. “David Hult and the Asbury Automotive Group share our customer-focused philosophy which will remain as the foundation from which they move our great company into the future.”
Jones Day and Hill Ward Henderson served as legal counsel, Baker Tilly served as the transaction advisory firm, and BofA Securities served as financial advisor to Asbury. Stephens Inc. served as financial advisor and WilmerHale served as legal counsel to HCC.
For additional information, please see the Form 8-K that will be filed in connection with this transaction.
About The Herb Chambers Companies
Founded in 1985, The Herb Chambers Companies is one of the nation’s largest private auto dealership groups and one of the leading automotive retailers in the New England region. HCC employs more than 2,200 people in locations throughout Massachusetts and Rhode Island, with most of its dealerships located in and around Boston. Herb Chambers is consistently named as one of the Boston Globe’s "Top Places to Work."
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. (NYSE: ABG), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. In late 2020, Asbury embarked on a multi-year plan to increase revenue and profitability strategically through organic and acquisitive growth and innovative technologies, with its guest-centric approach as Asbury’s constant North Star. As of December 31, 2024, Asbury operated 152 new vehicle dealerships, consisting of 198 franchises and representing 31 domestic and foreign brands of vehicles. Asbury also operates Total Care Auto, Powered by Landcar, a leading provider of service contracts and other vehicle protection products, and 37 collision repair centers. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance. Asbury is recognized as one of America’s Fastest Growing Companies 2024 by the Financial Times and the Company is listed among the World’s Most Trustworthy Companies 2024 by Newsweek.
For additional information, visit www.asburyauto.com.
Forward-Looking Statements
To the extent that statements in this press release are not recitations of historical fact, such statements constitute "forward-looking statements" as such term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this press release may include statements relating to goals, plans and expectations, including projections regarding the expected benefits of the proposed transaction, managements plans, projections and objectives for the proposed transaction, future operations, scale and performance, integration plans and expected synergies therefrom and the timing of completion of the proposed transaction.
The following are some but not all of the factors that could cause actual results or events to differ materially from those anticipated, including: the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement; the risk that the necessary manufacturer approvals may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed acquisition may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed acquisition; failure to realize the benefits expected from the proposed acquisition; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed acquisition on their operating results and businesses and on the ability of Asbury to retain and hire key personnel, maintain relationships with suppliers; our ability to execute our business strategy; and other risks described from time to time in our filings with the Securities and Exchange Commission.
Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Moreover, the factors set forth under "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in Asbury’s Annual Report on Form 10-K, any subsequently filed quarterly reports on Form 10-Q, and other cautionary statements made in this press release should be read and considered as forward-looking statements subject to such uncertainties. We urge you to carefully consider those factors.
These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, whether as a result of new information, future events or otherwise.

Asbury Media Contact:
Joe Sorice (jsorice@asburyauto.com), Sr. Manager, Investor Relations, 770-418-8211

Source: Asbury Automotive Group, Inc.